    As filed with the Securities and Exchange Commission on April 3, 1997
                                                      Registration No. 333-41755

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                            -----------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            -----------------------
                          CANYON RESOURCES CORPORATION
             (Exact name of Registrant as specified in its charter)


             DELAWARE                   14142 DENVER WEST PARKWAY, SUITE 250               84-0800747
 (State or other jurisdiction of              GOLDEN, COLORADO  80401                   (I.R.S. Employer
 incorporation or organization)                    (303) 278-8464                    Identification Number)
                                         (Address, including zip code, and
                                       telephone number, including area code,
                                    of Registrant's principal executive office)

                                 SCOTT M. REED
                    PARCEL, MAURO, HULTIN & SPAANSTRA, P.C.
                       1801 CALIFORNIA STREET, SUITE 3600
                            DENVER, COLORADO  80202
                                 (303) 292-6400
           (Name, address, including zip code, and telephone number,
             including area code, of agent for service of process)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the
earlier effective registration statement for the same offering. (   )
         If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. (   )
           If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )

                        CALCULATION OF REGISTRATION  FEE

======================================================================================================
                                                     Proposed          Proposed
                                                      maximum          maximum
                                                     offering         aggregate
     Titles of securities        Amount to be        price per         offering           Amount of
       to be registered           registered           share            price         registration fee
------------------------------------------------------------------------------------------------------
 Common Stock, $.01             50,000 Shares         $1.06(1)       $53,000.00             $16.06
======================================================================================================

(1) Pursuant to Rule 457(c), the proposed maximum offering price per share is the average of the high and low prices as quoted on The American Stock Exchange on December 4, 1997.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED APRIL 3, 1997


PROSPECTUS

                          CANYON RESOURCES CORPORATION
                               ------------------
                                50,000 SHARES OF
                                  COMMON STOCK

         This Prospectus covers 50,000 shares (the "Shares") of the Common stock, $.01 par value ("Common Stock"), of Canyon Resources Corporation ("Canyon" or the "Company") which are being offered by a Selling Shareholder through brokers' and dealers' transactions, not involving any underwriter. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholder. (See "Selling Shareholder".)

         Brokers or dealers through whom the Shares are sold may receive compensation in the form of commissions from the Selling Shareholder and/or the purchasers of the Shares for whom they act as agent. (See "Plan of Distribution".)


         The Company's Common Stock is traded in the over-the-counter market and is quoted on The American Stock Exchange under the symbol "CAU." On April __, 1998, the closing price of the Common Stock on The American Stock Exchange was $____.


                               ------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

                    FOR A DISCUSSION OF CERTAIN MATTERS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS
           OF THE SECURITIES, SEE "PRINCIPAL RISK FACTORS" ON PAGE 5.

                               ------------------


              The date of this Prospectus is _____________, 1998.

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus in connection with the offer contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.


                             AVAILABLE INFORMATION

         The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed with the Commission are available for inspection and copying at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain of the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60604; and 7 World Trade Center, New York, New York 10048, upon payment of the charges prescribed therefor by the Commission. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission at http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement. Copies of the Registration Statement are available from the Commission as set forth above.

         The Common Stock of the Company is currently traded on The American Stock Exchange ("AMEX"). Reports, proxy statements and other information filed by the Company therewith can be inspected at The American Stock Exchange, 86 Trinity Place, New York, New York 10006.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company (File No. 0-14329) with the Commission are incorporated herein by reference:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

         2. A description of the Company's Common Stock contained in the Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on March 18, 1986.


         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents which are not specifically incorporated by reference herein. Requests should be directed to Canyon Resources Corporation, 14142 Denver West Parkway, Suite 250, Golden, CO 80401, Attention: Investor Relations (telephone 303-278-8464).


                          CANYON RESOURCES CORPORATION

         Canyon Resources Corporation, a Delaware corporation (the "Company" or "Canyon"), is a Colorado-based company which was organized in 1979 to explore, acquire, develop, and produce mineral properties. The Company, in doing business, acts on its own behalf and through its subsidiaries. The Company is involved in all phases of the mining business from early stage exploration, exploration drilling, development drilling, feasibility studies and permitting, through construction, operation and final closure of mining projects.

         The Company has gold and industrial mineral production operations in the Western United States. The Company also conducts mineral exploration activities in the western United States. In the past two years, the Company has commenced an exploration program in many areas of increasing interest throughout Latin America and Africa. The Company's exploration and development efforts emphasize precious metals (gold and silver) and industrial minerals.

         Once acquired, mineral properties are evaluated by means of geologic mapping, rock sampling, and geochemical analyses. Properties having favorable geologic conditions and anomalous geochemical results usually warrant further exploration by the Company. In almost all cases, exploration or development drilling is required to further test the mineral potential of each property. If a property has been adequately evaluated and does not warrant additional work, the property is marketed to another company or abandoned.

         Properties which have a demonstrated inventory of mineralized rock of a potentially economic nature are further evaluated by conducting various studies including calculation of tonnage and grade, metallurgical testing, development of a mine plan, environmental baseline studies and economic feasibility studies. If economics of a project are favorable, a plan of operations is developed and submitted to the required governmental agencies for review. Depending on the magnitude of the proposed project and its environmental impact, an environmental analysis report or environmental impact statement may be required prior to issuance of permits for the construction of a mining operation.

         The Company conducts a portion of its mineral exploration and development through joint ventures with other companies. The Company is continually evaluating its properties and other properties which are available for acquisition, and will acquire, joint venture, market to other companies, or abandon properties in the ordinary course of business.

         The Company completed its initial public offering of securities in 1986. From 1986, when the Company became a reporting company, to August 16, 1996, the Company's securities were quoted on the Nasdaq Stock Market. Since August 19, 1996, the Company's common stock has been traded on the American Stock Exchange ("AMEX").

         The Company's principal executive office is located at 14142 Denver West Parkway, Suite 250, Golden, Colorado 80401, telephone (303) 278-8464. The Company, in doing business, acts on its own behalf and through its subsidiaries. The "Company" or "Canyon" is also used to refer to all of the wholly owned subsidiaries of Canyon Resources Corporation.

                           FORWARD-LOOKING STATEMENTS


         Certain information contained in this Prospectus and the documents incorporated by reference herein constitute "Forward-looking Statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. The statements in "Principal Risk Factors" on pages 5 through 14 of this Prospectus constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such statements that could cause the actual results, performance or achievements of the Company to differ materially from those reflected in such forward-looking statements. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of such statements.

                             PRINCIPAL RISK FACTORS

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK FOR THE INVESTOR. EACH POTENTIAL INVESTOR SHOULD CONSIDER CAREFULLY, AMONG OTHER THINGS, THE FOLLOWING RISK FACTORS THAT MAKE THE SHARES OFFERED HEREBY A SPECULATIVE INVESTMENT.

GENERAL RISKS RELATED TO THE MINING INDUSTRY


         Nature of Mineral Exploration and Production. Exploration for minerals is highly speculative and involves greater risks than many other businesses. Many exploration programs do not result in the discovery of mineralization and any mineralization discovered may not be of sufficient quantity or quality to be profitably mined. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. Any of these factors may result in losses which are not recoverable. Although not material, the Company has experienced losses of this type from time to time with its exploration activities. The Company's operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as encountering unusual or unexpected formations, environmental pollution, personal injury and flooding. These factors may also result in losses which are not recoverable. The Company has not experienced losses of this type to date.


         Competition and Scarcity of Mineral Lands. Many companies and individuals are engaged in the mining business, including large, established mining companies with substantial capabilities and long earnings records.
There is a limited supply of desirable mineral lands available for claim staking, lease or other acquisition in the United States and other areas where the Company contemplates conducting exploration activities. The Company may be at a competitive disadvantage in acquiring mining properties since it must compete with these individuals and companies, many of which have greater financial resources and larger technical staffs than the Company. From time to time, specific properties or areas which would otherwise be attractive to the Company for exploration or acquisition are unavailable due to their previous acquisition by other companies.

         Fluctuation in the Price of Minerals. The market price of minerals is extremely volatile and beyond the control of the Company. Currently the price of gold is at a 12 year low. Gold prices are generally influenced by basic supply/demand fundamentals. The market dynamics of supply/demand can be heavily influenced by economic policy, i.e., central banks sales/purchases, political unrest, conflicts between nations, and general perceptions about inflation. Fluctuating metal prices may have a significant impact on the Company's results of operations and operating cash flow. Furthermore, with a sustained drop in the price of a mineral, the value of the Company's properties which are being explored or developed for that mineral could also drop and the Company might not be able to recover its investment in those properties and could incur a write-off of those assets. The decision to put a mine into production, and the commitment of the funds necessary for that purpose, must be made long before the first revenues from production will be received. From 1993 through 1997, the average annual market price of gold has fluctuated between $331 per ounce and $388 per ounce. Price fluctuations between the time that such a decision is made and the commencement of production can change completely the economics of the mine. Although it is possible to protect against price fluctuations by hedging in certain circumstances, the volatility of mineral prices represents a substantial risk in the mining industry generally which no amount of planning or technical expertise can eliminate.

         Hedging Programs. The Company's practice has generally been to sell its minerals at spot prices, unless required in connection with obtaining loan facilities. In this regard, in December, 1995, the Company entered into certain hedging arrangements for a portion of its Briggs Mine production over a three year period. As of December 31, 1997, the Company's gold hedge position was as follows:



                  Hedge Instrument           Ounces          Average Price/Oz.
                  -----------------          ------          -----------------
                  Forward Contracts          127,750               $431
                  Put options                 11,800               $380
                  Gold loan                   59,593               $388
                                             -------               ----
                                             199,143               $415



         The Company is subject to production risk associated with delivering gold in settlement of the hedge contracts. Should the Company not meet its production forecasts, gold might have to be purchased in the open market to settle the contract at prices in excess of that paid to the Company by the hedge counterparty. Similarly, the Company is subject to credit risk in the event of non-performance by the counterparty. The Company mitigates its production risk by hedging a maximum of 80% of its forecasted production and, by using forward contracts, can selectively extend maturity dates of such contracts if needed. With regard to credit risk, the Company uses only highly-rated creditworthy counterparties.

         Gold Prices over the Last Five Years. Gold prices tend to fluctuate significantly. The following table shows the COMEX Gold month-end closing price for the last five years and two months:



                                      Comex Gold Month-End Closing Price
                                      ----------------------------------
 Year     Jan.    Feb.     Mar.    Apr.     May     Jun.     Jul.    Aug.     Sept.   Oct.     Nov.    Dec.
------------------------------------------------------------------------------------------------------------
 1993     $336    $334     $344    $361     $384    $383     $411    $376     $357    $370     $370    $387
 1994     $392    $392     $402    $386     $396    $394     $389    $391     $398    $385     $381    $384
 1995     $393    $392     $405    $399     $394    $392     $388    $387     $386    $384     $387    $387
 1996     $406    $400     $396    $392     $391    $380     $388    $387     $378    $378     $373    $368
 1997     $345    $365     $351    $340     $345    $334     $324    $325     $334    $311     $297    $289
 1998     $303    $299       --      --       --      --       --      --       --      --       --      --


         Environmental Controls. Compliance with environmental quality requirements and reclamation laws imposed by federal, state, and local governmental authorities may necessitate significant capital outlays, may materially affect the economics of a given property, or may cause material changes or delays in the Company's intended activities. New or different environmental standards imposed by any governmental authority in the future may adversely affect the Company's activities. The Company experienced significant delays and incurred costs over those originally anticipated in connection with the environmental review and permitting process for the Briggs Mine. At the Briggs Project, the Company originally estimated a permitting time of 24 months and a cost for permitting of $2 million. However, the actual permitting time stretched to 33 months, and costs increased to $4 million. In California, both the federal government and the state government require environmental review documents -- an environmental impact statement ("EIS") under federal law and an environmental impact report ("EIR") under state law. The United States Department of Interior Bureau of Land Management ("BLM") and Inyo County became the lead agencies for the federal and the state permitting processes, respectively. Notwithstanding the fact that a Memorandum of Understanding was signed during the first few months of the process between the BLM and Inyo County, under which the BLM and Inyo County cooperated as co-lead agencies in the preparation of one environmental review document to satisfy both federal and state requirements (an EIS/EIR), significant additional time and numerous administrative drafts of the EIS/EIR were required during the process to harmonize and satisfy the needs and requirements of both the BLM and Inyo County. Costs increased due to the significant additional expense of the numerous administrative drafts which were required to be completed, due to other additional costs which were incurred in satisfying both agencies, and due to additional fixed and other costs as a result of the extended period of time required to complete the permitting process.


         The Kendall Mine operates under permits issued by the Montana Department of environmental Quality (DEQ) and other regulatory agencies. The DEQ also requires that the Company maintain a $1.9 million reclamation bond. Reclamation has been ongoing throughout the life of the operation and reclamation cash costs to December 31, 1997 total $4.3 million. The Company's estimate of total costs to achieve mine closure is $8.2 million.


         Uncertainty of Title. Most of the Company's mining properties are unpatented mining claims to which the Company has only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. In addition, in order to retain title to an unpatented mining claim, a claim holder must have met annual assessment work requirements ($100 per claim) through September 1, 1992 and must have complied with stringent state and federal regulations pertaining to the filing of assessment work affidavits. Moreover, after September 1, 1992, the right to locate or maintain a claim generally is conditional upon payment to the United States of a rental fee of $100 per claim per year for each assessment year instead of performing assessment work. State law may, in some instances, still require performance of assessment work.

         The present status of the Company's properties as unpatented mining claims located on public lands of the U.S. allows the claimant the exclusive right to mine and remove valuable minerals, such as precious and base metals and industrial minerals, found therein, and also to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. Accordingly, with an unpatented claim, the U.S. retains many of the incidents of ownership of land, the U.S. regulates use of the surface, and the Company remains at risk that the claims may be forfeited either to the U.S. or to rival private claimants due to failure to comply with statutory requirements as to location and maintenance of the claims. If there exists a valuable deposit of locatable minerals (which is the requirement for the unpatented claim to be valid in the first place), and provided certain levels of work and improvements have been performed on an unpatented mining claim, the Mining Law of 1872 authorizes claimants to then seek to purchase the full title to the claim, thereby causing the claim to become the private property of the claimant. Such full ownership expands the claimant's permissible uses of the property (to any use authorized for private property) and eliminates the need to comply with maintenance and reporting requirements necessary to protect rights in an unpatented claim.


         Because the Company believes that it has established the existence of valuable mineral deposits in certain of its properties, and has maintained and improved the claims in the manner required by law, it has sought to enhance its rights in those properties by seeking issuance of mineral patents. In July of 1992, the Company caused four applications for mineral patent for the 20 lode mining claims comprising the then-known ore reserves at the Briggs property to be filed with the California State office of the Bureau of Land Management ("BLM"). On December 30, 1993, the Company caused five applications for mineral patent for the 15 placer mining claims which encompass known ore reserves on public lands for the diatomite operations conducted by the Company's subsidiary, CR Minerals, to be filed with the Nevada State Office of the BLM. On October 1, 1994, while the California and Nevada patent applications were pending, Congress imposed a moratorium on accepting and processing mineral patent applications within the Department of the Interior. Under the terms of the moratorium (as interpreted by the Secretary of the Interior), and solely as a result of the inaction of the California State Office prior to the time the moratorium became effective, the Secretary considers the California applications not to be exempt from the moratorium, and therefore will not allow them to be processed while the moratorium remains in effect. The Nevada applications are considered exempt by the Secretary and will be adjudicated even if the moratorium continues.

         Before the Secretary's position on the Nevada applications was known, the Company instituted litigation in the U.S. District Court for the District of Nevada to attempt to force the Secretary to construe all of the Nevada and California applications as exempt from the moratorium and to diligently process all of them, either by granting patents or by contesting the claims. However, the Court has declined to compel the Secretary to expedite processing of the applications. That decision is presently being appealed, but the Court's decision does not determine the validity of the claims, nor does it directly affect the Company's basic ability to conduct mining operations on the claims. The Company has no reason to believe that grounds exist for denial of any of the patents when and if they are ultimately adjudicated. However, there can be no assurance that such patents will be granted.

         Proposed Legislation Affecting the Mining Industry. During the last several Congressional sessions, bills have been repeatedly introduced in the U.S. Congress that would supplant or radically alter the provisions of the General Mining Law of 1872. As of March 24, 1998, no such bills had been passed. If enacted, such legislation could substantially increase the cost of holding unpatented mining claims and could impair the ability of the Company to develop mineral resources on unpatented mining claims.

         Recently, the Secretary of the Interior directed the Bureau of Land Management to form a task force to prepare and publish for public comment revisions to the hardrock mining surface management regulations implemented in 1981. The Secretary suggested the revised regulations address, for example, implementation of a technology based standard in hardrock mining, development of performance standards for hardrock mining and reclamation, increased regulation of operations of less than five acres, and increased coordination with state regulators. As of March 24, 1998, no such regulations had been proposed or promulgated. If promulgated, such regulations could impair the ability of the Company to economically develop mineral resources on federal lands.


         The extent of the changes, if any, which may be made by Congress to the General Mining Law or by the Bureau of Land Management to the surface mining regulations is not currently known and the potential impact on the Company as a result of future Congressional action is not currently determinable.

SPECIFIC RISKS RELATED TO THE COMPANY


         Lack of Profitability. The Company's operating history has resulted in losses from operations in the fiscal years ending December 31, 1994, 1995, 1996 and 1997. While certain of the Company's operations may be profitable during a given fiscal year, the Company's operations as a whole may be unprofitable due to general exploration spending, to continuing corporate general and administrative costs and to interest expense associated with long term debt.


         Permitting Risks at the McDonald Facilities. Mining activity in the United States is subject to the granting of numerous permits under applicable Federal and State statutes, including, but not limited to, the National Environmental Policy Act, the Clean Water Act, the Clean Air Act, and the Montana Environmental Policy Act. It is not legal to engage in mining activity without securing the permits required by these and other statutes. The Company anticipates that agency decisions on the granting of numerous permits necessary under applicable federal and state statutes for the initiation of gold production at the McDonald Project will be forthcoming by the first quarter of 1999. No assurance, however, can be given that necessary permits will be issued, or if issued, when such issuance will occur.

         Major permits include the Operating Permit from the Montana Department of Environmental Quality (DEQ), the Operating Plan from the Montana Department of Natural Resources and Conservation (DNRC), the Air Quality Permit (DEQ), the Montana Pollutant Discharge Elimination System Permit (DEQ), a Non-Degradation Authorization (DEQ), a Stormwater Discharge Permit (DEQ), a Water Rights Permit
(DNRC), a Section 404 Dredge and Fill Permit from the U.S. Army Corps of Engineers (COE), and a Fiscal Impact Plan which must be approved by the Montana Hard Rock Impact Board and numerous local government units.

         An Environmental Impact Statement (EIS) is currently being prepared by three co-lead agencies, DEQ, DNRC, and COE. This EIS will be used to support all of the major permit decisions. In April 1996, certain environmental groups brought an action against the DEQ challenging its determination in March of 1996 that the permit application for the McDonald Project was complete. This action has been dismissed and is not reviewable by the courts.

         Life of the Kendall Mine. From 1990 to 1995 the Company's principal revenue and income producing asset was the Kendall Mine, located near Lewistown, Montana. The Kendall Mine has produced over 300,000 ounces of gold. Mining activity at the Kendall Mine ceased in January, 1995, and leaching of the remaining gold in the heap leach pads continued through 1996. As of January 1, 1997, no economically recoverable gold remained in the two leach pads. Thus, the ability of the Company to generate increased revenues or earnings is dependent on its ability to bring into production additional facilities, such as the Briggs Mine.

         Uncertainty of Funding for Exploration. Prior to 1986, the Company funded its exploration and acquisition activities through joint venture arrangements, which minimized the cost of such activities to the Company and allowed it to explore and acquire a greater number of properties than it would otherwise have been able to explore or acquire on its own. Since 1986, the Company has funded a portion of its exploration activities without joint venture participation, resulting in increased costs to the Company. The Company has been successful in raising such funds for its exploration activities. Additional funding from existing partners or third parties, however, may be necessary to conduct detailed and thorough evaluations of, and to develop certain properties. The Company's ability to obtain this financing will depend upon, among other things, the price of gold and the industry's perception of its future price. Therefore, availability of funding is dependent largely upon factors outside of the Company's control, and cannot be accurately predicted. The Company does not know from what sources it will derive any required funding. If the Company is not able to raise additional funds (as to which there can be no assurance), it will not be able to fund certain exploration activities on its own.

         Uncertainty of Funding for Production. The Company believes that its producing properties have been adequately financed for current and ongoing production. If the Company's continuing exploration and/or development activities indicate economically minable ore on other properties now owned or hereafter acquired, the Company will be required to expend potentially large sums to put such properties into production. The amount of such financing could be reduced if the Company sells assets or enters into joint ventures on one or more of its properties. The Company will need to seek additional funding for the Seven-Up Pete/McDonald project. There can be no assurance that additional funding would be available to meet the Company's needs for this project. It is estimated that the initial capital costs for the McDonald Project would be approximately $200 million. However, the Company believes that project financing on reasonable terms could be obtained for the McDonald Project for at least 70% or more of the initial capital cost requirements. However, such funding would not occur until after completion of the permitting process and the then current price of gold will significantly influence the funding terms. The total amounts spent to date on the McDonald Project are in excess of $36.1 million, of which the Company expended approximately $10 million. (See "Recent Developments - Seven-Up/McDonald Project".)


         Uncertainty of Development and Operating Property Economics and Ore Grades at Development Properties. Decisions as to whether any of the mineral development properties which the Company now holds or which it may acquire in the future contain commercially minable deposits, and whether such properties should therefore be brought into production, depend upon the results of exploration programs and/or feasibility analyses and the recommendations of duly qualified engineers or geologists. Such decisions involve consideration and evaluation of several significant factors, including, but not limited to, the
(a) costs of bringing a property into production, including exploration and development work, preparation of production feasibility studies and construction of production facilities, (b) availability and costs of financing, (c) ongoing costs of production, (d) market prices for the mineral to be produced, and (e) the amount and grades of reserves or mineralized material. There can be no assurance that any of the development properties now held by the Company, or which may be acquired by the Company, will ever generate a positive cash flow from production operations on such properties. The potential development properties on which minable reserves have been defined includes the Seven-Up Pete/McDonald deposits in Montana. There can be no assurance that these development properties can attain profitable operations. The McDonald Project has predicted an average gold grade of .034 ounces per ton, less than the average grade produced during mining operations at the Kendall Mine since 1990 of .051 ounces per ton. In addition, once a property is placed into production, risks still exist that the amount and grade of its reserves will not actually be as predicted. To the extent that lower amounts and/or grades of reserves are experienced, costs per unit produced and profitability can be adversely affected.

Depending upon the extent of such an effect in any of the Company's properties, the Company could incur a writedown on its investment in any such property.


         No Dividends. For the foreseeable future, it is anticipated that the Company will use any earnings to finance its growth and that dividends will not be paid to shareholders. Further, pursuant to the Guarantee, Equity Contribution and Pledge Agreement dated as of December 6, 1995 ("Guarantee Agreement") executed by the Company in favor of its wholly owned subsidiary, CR Briggs Corporation, in connection with the Loan Agreement of the same date ("Loan Agreement") for the Briggs Project with Banque Paribas and others, the Company has agreed to maintain certain levels of working capital, tangible net worth, and leverage ratios and make equity contributions under certain circumstances which could restrict the payment of dividends where such payment would result in a failure to maintain such levels or make such contributions. See Items 5 and 7 and Note 8 to the Financial Statements in the Company's Report on Form 10-K for the period ending December 31, 1997 filed with the Securities and Exchange Commission. In particular, the Company, at any time during the term of the Guarantee Agreement, must maintain a tangible net worth of not less than $38 million; a working capital ratio of the aggregate current assets to aggregate current liabilities of the Company and its subsidiaries of at least
1.75 to 1.0; and must maintain a leverage ratio, defined as the ratio of total liabilities to tangible net worth, of at least 1.22 to 1. Similarly, CR Briggs Corporation is prohibited from repaying the Company for advances or from paying dividends to the Company from the Briggs Project revenues unless certain conditions relating to the financial performance of the Briggs Project are met. These conditions and the financial performance are referred to in Note 8 to the Financial Statements included in the Company's Report on Form 10-K for the period ending December 31, 1997 filed with the Securities and Exchange Commission. In addition to those conditions specifically discussed in Note 8, CR Briggs Corporation must maintain a future debt cover ratio, defined as the net present value of the future cash flow for the Briggs Project to the aggregate outstanding principal amount of loans remaining to be paid on any given date, of at least 1.5 to 1 in order to be able to make any dividend or other payment to the Company from the proceeds of the Briggs Project. The Briggs Mine is also required to meet certain production and economic parameters over a 120 day testing period (completion testing) as measured against the project's original feasibility study. Formal completion testing was initiated February 1, 1997 and concluded June 1, 1997. Many items have been satisfied, however, certain items, principally relating to the crushing plant, were not. The lenders have granted an extension to June 1, 1998 to satisfy the completion test requirements and the Company anticipates it will achieve project completion by that date.

         Dependence on Key Personnel. The Company does not believe that the loss of any specific employee would have a material effect on the Company. The Company has entered into employment agreements with Messrs. De Voto, Huber Danio, and Phillips and Ms. Martin which are only effective in the event of a "change in control of the Company", as defined in the employment agreements (which employment agreements are discussed in more detail in the Company's Annual Report on Form 10-K). The Company does not maintain key-person insurance for any employee.

         Year 2000 Issue. Many computer programs utilize a two digit format to identify the applicable year. Without modification, any date sensitive software beyond December 31, 1999 could fail, as the date would be reset to year 1900. This could result in, amongst other things, disruptions to operations and the inability to process financial transactions. The Company has not yet made an assessment of the impact of the year 2000 issue. The Company expects to initiate communications with all of its equipment suppliers in which a computer is utilized and with its computer manufacturers (hardware and software) for the processing of financial information to determine the extent to which the issue may impact the Company. In addition, the Company will inquire of other entities who are significant suppliers of consumables used in its operations and of others it currently interacts with electronically (financial institutions, etc.) to determine the extent to which it may be vulnerable to those third parties' failure to remediate their own Year 2000 Issue.


         Change in Control Provisions. Effective June 15, 1989, the Company's shareholders adopted certain measures designed to make it more difficult and time-consuming to change majority control of the Company's Board of Directors and to reduce the vulnerability of the Company to an unsolicited offer to take over the Company, particularly an offer which does not contemplate the acquisition of all the Company's outstanding shares or which does contemplate the restructuring or sale of all or part of the Company. These measures included (i) classification of the Board of Directors into three classes, each class to serve for three years, (ii) a provision that the Company's directors may be removed only for cause and only with the approval of the holders of at least 66-2/3% of the voting power of the Company entitled to vote for the election of directors, (iii) a provision that any vacancy on the Board may be filled by the remaining directors then in office, though less than a quorum, and (iv) a provision requiring a 66-2/3% shareholder vote to amend or repeal, or to adopt any provision inconsistent with the foregoing measures. The foregoing measures may have certain negative consequences, including an affect on the ability of shareholders of the Company or other individuals to (i) change the composition of the incumbent board of directors; (ii) benefit from certain transactions which are opposed by the incumbent board of directors; (iii) make a tender offer or otherwise attempt to gain control of the Company, even if such attempt was beneficial to the Company and its shareholders. Since such measures may also discourage accumulations of large blocks of the Company's stock by purchasers whose objective is to have such stock repurchased by the Company at a premium, they could tend to reduce the temporary fluctuations in the market price of the Company's stock which are caused by such accumulations. Accordingly, shareholders may be deprived of certain opportunities to sell their stock at a temporarily higher market price. The provisions relating to the removal of directors and the filling of vacancies will reduce the power of shareholders, even those with a majority interest in the Company, to remove incumbent directors and to fill vacancies on the board of directors.

         Rights Agreement. On March 20, 1997, the Board of Directors of Canyon declared a dividend distribution of one right (a "Right") for each outstanding share of the Company's Common Stock to shareholders of record at the close of business on April 15, 1997. Each Right, when exercisable, generally entitles the registered holder to purchase from the Company one share of the Company's Common Stock, at a purchase price of $15.00 per share, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and American Securities Transfer & Trust, Inc., as Rights Agent.

           Initially, the Rights will be attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons other than the Company, its subsidiaries or any person receiving newly-issued shares of Common Stock directly from the Company or indirectly via an underwriter in connection with a public offering by the Company (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) 10 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 20, 2007, unless earlier redeemed or exchanged by the Company as described in the Rights Agreement.

           If any person becomes an Acquiring Person other than pursuant to a Qualifying Offer (as defined below), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. The Rights Agreement contains an exemption for any issuance of Common Stock by the Company directly to any person (for example, in a private placement or an acquisition by the Company in which Common Stock is used as consideration) or indirectly via an underwriter in connection with a public offering by the Company, even if that person would become the beneficial owner of 20% or more of the Common Stock, provided that such person does not acquire any additional shares of Common Stock. Notwithstanding any of the foregoing, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable in any event until such time as the Rights are no longer redeemable by the Company as set forth below.

           A "Qualifying Offer" means a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the Continuing Directors (as defined below) who are not officers or employees of the Company and who are not related (as specified in the Rights Agreement) to the Person making such offer, to be fair to and in the best interests of the Company and its shareholders.

           If at any time following the Stock Acquisition Date (i) the Company is acquired in a merger or other business combination transaction in which the Common Stock is changed or exchanged or in which the Company is not the surviving corporation (other than a merger that follows a Qualifying Offer and satisfies certain other requirements), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights that have been previously voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

           At any time until ten days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. Immediately upon the action of the Board of Directors ordering redemption of the Rights or at such other time as may be specified by the Board when it orders redemption, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

           The term "Continuing Directors" means any member of the Board of Directors of the Company who was a member of the Board prior to the Stock Acquisition Date, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

         The Rights approved by the Board are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive a corporation's Board of Directors and its shareholders of any real opportunity to determine the destiny of the corporation. The Rights have been declared by the Board in order to deter such tactics, including a gradual accumulation of shares in the open market of a 20% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally. The Board believes that these tactics unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares.

         The Rights are not intended to prevent a takeover of the Company and will not do so. The Rights are not exercisable in the event of a Qualifying Offer, as described above. The Rights may be redeemed by the Company at $.01 per Right within ten days (or such later date as may be determined by a majority of the Continuing Directors) after the accumulation of 20% or more of the Company's shares by a single acquiror or group. Accordingly, the Rights should not preclude any merger or business combination approved by the Board of Directors.

         The Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

         Volatility of Price for Common Stock. The market price for shares of the Company's Common Stock may be highly volatile depending on news announcements or changes in general market conditions. In recent months the stock market has experienced extreme price and volume fluctuations.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Shares offered hereby. See "Selling Shareholder."

                              SELLING SHAREHOLDER


         The 50,000 Shares registered for sale hereunder consist of 50,000 shares issued to Kennecott Exploration Company ("Kennecott") in connection with a Mutual Release agreement between Kennecott and the Company regarding the cancellation of a Purchase Agreement between the parties. Kennecott owns no other shares of the Company's Common Stock and intends to offer for sale all of the Shares registered hereunder.

                              PLAN OF DISTRIBUTION

         The Selling Shareholder may, from time to time, offer the Shares through dealers or brokers, who may receive compensation in the form of commissions from the Selling Shareholder and/or the purchasers of the Shares for whom they may act as agents. As of the date hereof, the Selling Shareholder has not advised the Company that it has entered into any agreement or understanding with any dealer or broker for the offer or sale of the Shares. The Selling Shareholder may enter into such agreements or understandings in the future. The Selling Shareholder may also offer some or all of the Shares through market transactions on ("AMEX"), on which the Company's Common Stock is traded. Sales of the Shares through brokers may be made by any method of trading authorized by AMEX, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by the Prospectus. Sales of Shares are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. The Selling Shareholder has not advised the Company that it anticipates paying any consideration, other than usual and customary broker's commissions, in connection with sales of the Shares. The Selling Shareholder is acting independently of the Company in making decisions with respect to the timing, manner and size of each sale.

                                 LEGAL MATTERS

         Certain legal matters with respect to the legality of the securities offered hereby and the organization and existence of the Company have been passed upon for the Company by Parcel, Mauro, Hultin & Spaanstra, P.C., 1801 California Street, Suite 3600, Denver, Colorado 80202.

                                    EXPERTS


         The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of operations, changes in stockholders' equity, and cash flows, for each of the three years in the period ended December 31, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, which report includes an explanatory paragraph regarding the Company's change in accounting for impairments of long-lived assets in 1995, given on the authority of that firm as experts in accounting and auditing.


         The Engineering Report by Kvaerner Metals (formerly Davy
International) referred to in the Company's Annual Report on Form 10-K, which is incorporated by reference in this Prospectus, has been included herein in reliance on their report, given on the authority of that firm as experts in mining engineering.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


         Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimated except for the Securities and Exchange Commission registration fee.


                      SEC registration fee                   $   16.06
                      Printing and mailing                   $1,000.00
                      expenses

                      Legal fees and                         $3,000.00
                      expenses

                      Accounting fees and                    $4,000.00
                      expenses
                           Total*                            $8,016.06

*All amounts are estimated other than the SEC registration fee.


         Item 14.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law provides as follows:

145. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

         (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

         (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and
(b) of this section. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

         (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

         (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

         (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

         (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees).

         Article VI of the Registrant's Bylaws provides as follows:

         The corporation, to the fullest extent permitted by the General Corporation Law of the State of Delaware and by the common law of the State of Delaware, shall indemnify each person who is or was an officer, director or employee of the corporation acting in his capacity as such and may indemnify each person who is or was an agent of the corporation acting in his capacity as such. The indemnification rights provided by this Article VI are deemed a contract between the corporation and its officers, directors, and employees, and any repeal or modification of those rights will not affect any right of such persons to be indemnified against claims relating to events occurring prior to such repeal or modification. To assure indemnification under this
Article VI of all such persons who are or were "fiduciaries" of an employee benefit plan governed by the Act of Congress entitled "Employee Retirement Income Security Act of 1974," as amended from time to time, Section 145 of said statute shall, for the purposes hereof, be interpreted as follows: "other enterprise" shall be deemed to include an employee benefit plan; the corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to said Act of Congress shall be deemed "fines"; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         Article TWELFTH of the Registrant's Certificate of Incorporation provides as follows:

         No director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for paying dividends or approving a stock purchase or redemption which is illegal or otherwise impermissible or prohibited under the Delaware General Corporate Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         The effect of the foregoing provisions is to permit, under certain circumstances, indemnification of the Company's officers and directors for civil and criminal liability, such as negligence, gross negligence, and breach of duty, so long as such person acted in good faith in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and which he reasonably believed to be lawful.

         Item 15.  Exhibits.


EXHIBIT
NUMBER               DESCRIPTION
------               -----------
2.1        Purchase Agreement dated September 25, 1997 between the Company, CR Montana Corporation, Phelps Dodge Corporation and
           Phelps Dodge Mining Company  (1)

3.1        Amended Certificate of Incorporation of the Company  (2)

3.2        Bylaws of the Company, as amended  (3)

4.1        Specimen Common Stock Certificate  (3)

5.1**      Opinion of Parcel, Mauro, Hultin & Spaanstra, P.C. as to the legality of the Shares.

23.1*      Consent of Coopers & Lybrand L.L.P.

23.2*      Consent of Kvaerner Metals (formerly Davy International)


23.7**     Consent of Parcel, Mauro, Hultin & Spaanstra, P.C. (contained in Exhibit 5.1)


--------------


 *       Filed herewith
**       Previously Filed


(1) Incorporated by reference from the Company's Current Report on form 8-K filed with the Commission on September 25, 1997.

(2) Incorporated by reference from the Company's Registration Statement on Form S-3 as declared effective by the Securities and Exchange Commission on May 14, 1996.


(3) Incorporated by reference from Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


(4) Incorporated by reference from the Company's Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on March 18, 1986.

Item 16.  Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement and any amendment thereto to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of
Golden, State of Colorado on April   , 1998.


                         CANYON RESOURCES CORPORATION




Date:  April 1, 1998                           /s/ Richard H. De Voto
                                               ---------------------------------
                                               Richard H. De Voto
                                               Principal Executive Officer


Date:  April 1, 1998                           /s/ Gary C. Huber
                                               ---------------------------------
                                               Gary C. Huber
                                               Principal Financial and
                                               Accounting Officer



          Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Registration Statement and any amendment thereto has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.




Date:  April 1, 1998                           /s/ Richard H De Voto
                                               ---------------------------------
                                               Richard H. De Voto, Director



Date:  April 1, 1998                           /s/ Gary C. Huber
                                               ---------------------------------
                                               Gary C. Huber, Director



Date:  April 1, 1998                           /s/ Robert L. Zerga
                                               ---------------------------------
                                               Robert L. Zerga, Director

Date:  April 1, 1998                           /s/ Leland O. Erdahl
                                               ---------------------------------
                                               Leland O. Erdahl, Director



Date:  April 1, 1998                           /s/ James E. Askew
                                               ---------------------------------
                                               James E. Askew, Director

                                 EXHIBIT INDEX


EXHIBIT
NUMBER               DESCRIPTION
------               -----------

2.1        Purchase Agreement dated September 25, 1997 between the Company, CR Montana Corporation, Phelps Dodge Corporation and
           Phelps Dodge Mining Company  (1)

3.1        Amended Certificate of Incorporation of the Company  (2)

3.2        Bylaws of the Company, as amended  (3)

4.1        Specimen Common Stock Certificate  (3)

5.1**      Opinion of Parcel, Mauro, Hultin & Spaanstra, P.C. as to the legality of the Shares.

23.1*      Consent of Coopers & Lybrand L.L.P.

23.2*      Consent of Kvaerner Metals (formerly Davy International)


23.7**     Consent of Parcel, Mauro, Hultin & Spaanstra, P.C. (contained in Exhibit 5.1)


--------------


 *       Filed herewith
**       Previously Filed


(1) Incorporated by reference from the Company's Current Report on form 8-K filed with the Commission on September 25, 1997.

(2) Incorporated by reference from the Company's Registration Statement on Form S-3 as declared effective by the Securities and Exchange Commission on May 14, 1996.


(3) Incorporated by reference from Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


(4) Incorporated by reference from the Company's Registration Statement on Form 8-A as declared effective by the Securities and Exchange Commission on March 18, 1986.